STOCK ISSUE AGREEMENT

                  THIS STOCK ISSUE AGREEMENT (this "Agreement") is made and entered into as of the 1st day of January 2007 by and between Thinkpath, Inc., an Ontario corporation (the "COMPANY") and Cheryl Goldman (the "FINANCIAL ADVISOR", and together with the Company, the "PARTIES" each a "PARTY").

                   WHEREAS, the Financial Advisor has agreed to render financial advisory services to the Company the period beginning January 1, 2007 up to December 31, 2007 pursuant to a Financial Advisory Agreement (the "Service Agreement") previously entered into by the Parties;

                  WHEREAS, the Company acknowledges that the Financial Advisor has rendered services stipulated in the Service Agreement; and

                  WHEREAS, the Company will complete the payment due to the Financial Advisor under the Service Agreement pursuant to the terms and conditions set forth herein.

                  NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

         Section 1. ISSUANCE OF STOCK TO THE FINANCIAL ADVISOR: In payment for the services rendered by the Financial Advisor to the Company under the Service Agreement, the Company hereby agreed to issue to the Financial Advisor 1,084,337 shares of the Company's common stock (the "Shares"). For purposes of this Agreement, the Shares shall be valued at $0.083 per share.

         Section 2. RELEASE. (a) The Financial Advisor hereby waives, releases and discharges the Company, its subsidiaries and their respective officers, directors, employees, agents, attorneys, subsidiaries, servants, successors, insurers, affiliates and their successors and assigns, from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative or otherwise), damages, debts, obligations of any nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof, including, but not limited to, any claim that the Financial Advisor has asserted, now asserts or could have asserted, but not including any claim for the enforcement of this Agreement.

                  (b) As a material inducement to the Financial Advisor to enter into this Agreement, the Company and its subsidiaries hereby irrevocably and unconditionally waive, release and discharge the Financial Advisor, his agents and attorneys, successors and assigns, from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative or otherwise), damages, debts, obligations of any nature, past or present, known or unknown to the Company, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or any other theory or basis.

                  (c) It is understood and agreed by the Parties that the facts and respective assumptions of law in contemplation of which this Agreement is made may hereafter prove to be other than or different from those facts and assumptions now known, made or believed by them to be true. The Parties expressly accept and assume the risk of the facts and assumptions to be so different, and agree that all terms of this agreement shall be in all respects effective and not subject to termination or reclusion by any such difference in facts or assumptions of law.

         Section 3. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective administrators, representatives, executors, successors and assigns, by reason of merger, consolidation, and/or purchase or acquisition of substantially all of the Company's assets or otherwise.

         Section 4. GOVERNING LAW. Each party acknowledges that it has been represented by counsel in connection with this Stock Issue Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into the Province of Ontario and shall be interpreted, enforced and governed under the laws of the Province of Ontario without regard to its conflicts of laws principles.

         Section 5. PARAGRAPH HEADINGS. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

         Section 6. SEVERABILITY. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

         Section 7. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof. All other contracts, agreements or understandings between the Parties are null and void. Without limiting the foregoing, any and all employment agreements, including all amendment and/or addendums thereto, shall be terminated and of no further force or effect, whether or not such agreements state that the same, or portions thereof, are to survive termination.

         Section 8. COUNTERPARTS. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

         Section 9. FURTHER ASSURANCES. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

         Section 10. SURVIVAL. All obligations of the Parties as set forth herein shall survive the execution and delivery hereof.



         IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into as of the date first written above.


THINKPATH, INC.
By:      /s/ Kelly Hankinson                    By:    /s/ Cheryl Goldman
         --------------------------                    ------------------------
Name: Kelly Hankinson                           Name: Cheryl Goldman
Title:  Chief Financial Officer